                                                                      EXHIBIT 25

               IN THE COURT OF CHANCERY IN THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY


KENNETH STEINER,                   )
                                   )
         Plaintiff,                )    C.A. NO.  15764-NC
                                   )
v.                                 )
                                   )
PENNZOIL COMPANY, HOWARD H.        )
BAKER, JR., HARRY M. CULLEN,       )
JAMES L. PATE, GERALD B.           )
SMITH, W.J. BOVAIRD,               )
W.L. LYONS BROWN, JR.,             )
ERNEST H. COCKRELL,                )
ALFONSO FANJUL, BERDON             )
LAWRENCE, BRENT SCOWCROFT, and     )
CYRIL WAGNER, JR.,                 )
                                   )
         Defendants.               )


                                   COMPLAINT

                 Plaintiff, by his attorneys, alleges upon information and belief, except with respect to his ownership of Pennzoil Co. ("Pennzoil" or the "Company") common stock as follows:

                                    PARTIES

                 1.       Plaintiff is the owner of common stock of Pennzoil.

                 2. Defendant Pennzoil is a Delaware corporation with executive offices at Pennzoil Place, Houston, Texas. Pennzoil, inter alia, explores for and produces oil and gas.

                 3. Defendant James L. Pate is Chairman of the Board, President and Chief Executive Officer of Pennzoil.

                 4. Defendants Howard H. Baker, Jr., Harry M. Cullen, Gerald B. Smith, W. J. Bovaird, W. L. Lyons Brown, Jr., Ernest H. Cockrell, Alfonso Fanjul, Berdon Lawrence, Brent Scowcroft, and Cyril Wagner, Jr. are directors of Pennzoil.

                 5. The foregoing individual directors of Pennzoil (collectively the "Director Defendants"), owe fiduciary duties to Pennzoil and its shareholders.

                            CLASS ACTION ALLEGATIONS

                 6. Plaintiff brings this action on his own behalf and as a class action on behalf of all shareholders of defendant Pennzoil (except defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any of the defendants) or their successors in interest, who have been or will be adversely affected by the conduct of defendants alleged herein.

                 7. This action is properly maintainable as a class action for the following reasons:

                          (a)     The class of shareholders for whose benefit
this action is brought is so numerous that joinder of all class members is impracticable. As of January 31, 1997, there were over 46 million shares of defendant Pennzoil's common stock outstanding owned by over 18,000 shareholders of record scattered throughout the United States.

                          (b)     There are questions of law and fact which are
common to members of the class and which predominate over any questions affecting any individual members. The common questions include, inter alia, the following:

                                  (i)          Whether the Director Defendants
have breached their fiduciary duties owed by them to plaintiff and members of the Class, and/or have aided and abetted in such breach;

                                  (ii)         Whether the Director Defendants
have wrongfully failed to act in the best interests of Pennzoil and its shareholders; and

                                  (iii)    Whether plaintiff and the other
members of the Class will be irreparably damaged by the transactions complained of herein.

                 8. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of plaintiff are typical of the claims of the other members of the Class and plaintiff has the same interest as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

                 9. Defendants are acting or refusing to act on grounds generally applicable to the Class, thereby making appropriate injunctive relief with respect to the Class as a whole.

                 10. The prosecution of separate actions by individual members of the Class could create a risk of inconsistent or varying adjudications with respect to individual members of the class which would establish incompatible standards of conduct of defendants or adjudications with respect to individual members of the Class which would as a practicable matter be dispositive of the interests of the other members not parties to the adjudications.

                 11. Plaintiff anticipates that there will not be any difficulty in the management of this litigation.

                 12. For the reason stated herein, a class action is superior to other available methods for the fair and efficient adjudication of this action.

                            SUBSTANTIVE ALLEGATIONS

                 13. On June 23, 1997, Union Pacific Resources Group Inc. ("Union Pacific") announced an unsolicited offer to acquire Pennzoil for cash and stock valued at approximately $4 billion. Specifically, Union Pacific is offering $84 a share in cash for 25.1 million shares of Pennzoil. If those shares are acquired, Union Pacific would then acquire the remaining 49% of Pennzoil stock in exchange for Union Pacific stock having a value of $84 a share with a stock for stock ratio of between 2.8 shares and 3.36 shares. Thus, the proposed transaction provides a substantial premium over the $59.625 closing price of Pennzoil stock on June 20, 1997. The offer was contained in a letter from Union Pacific's Chairman and Chief Executive Officer, Jack Messman, directed to Pennzoil's Chairman James Pate. Union Pacific reportedly determined to make its unsolicited bid after overtures to Pennzoil were rebuffed. As such, the Director Defendants are not acting in the best interests of Pennzoil shareholders.

                 14. Pennzoil reportedly has a number of defensive or anti-takeover measures in place, including a shareholder rights plan or poison pill which practically precludes any unwarranted offer for Pennzoil.

                 15. The Director Defendants are violating fiduciary duties owed to the public shareholders of Pennzoil. The Director Defendants are obligated to act in the best interests of Pennzoil and its shareholders, including the consideration of whether all bona fide offers or proposals to acquire the Company or its assets are in the best interests of the shareholders.

                 16. The conduct of the Director Defendants in connection with the Union Pacific proposal is, and unless corrected, will continue to be, wrongful, unfair and harmful to Pennzoil's public shareholders.

                 17. Because the Director Defendants (and those acting in concert with them) dominate and control the business and corporate affairs of Pennzoil and because they are in possession of private corporate information concerning Pennzoil's businesses and future prospects, there exists an imbalance and disparity of knowledge and economic power between the Director Defendants and the members of the Class.

                 18. Unless enjoined by this Court, the Director Defendants will continue to breach their fiduciary duties owed to plaintiff and the Class, all to the irreparable harm of the Class.

                 19.      Plaintiff has no adequate remedy at law.

                 WHEREFORE, plaintiff demands judgment as follows:

                          (a)     Declaring that this action may be maintained
as a class action;

                          (b)     Enjoining preliminary and permanently the
Director Defendants to consider and negotiate with respect to all bona fide offers or proposals for the Company or its assets, in the best interests of Pennzoil shareholders;
                          (c)     Requiring Defendants to employ any defensive
measures, including a poison pill, in a manner which is consistent with maximizing shareholder value;

                          (d)     Requiring defendants to compensate plaintiff
and the members of the Class for all losses and damages suffered and to be suffered by them as a result of the wrongful conduct complained of herein, together with prejudgment and post-judgment interest;

                          (e)     Awarding plaintiff the costs and
disbursements of this action, including reasonable attorneys', accountants', and experts' fees; and

                          (f)     Granting such other and further relief as may
be just and proper.

Date: June 23, 1997                 CHIMICLES, JACOBSEN & TIKELLIS


                                    /s/ James C. Strum
                                    -------------------------------
                                    Pamela S. Tikellis
                                    James C. Strum
                                    Robert J. Kriner, Jr.
                                    Daniel P. O'Brien
                                    One Rodney Square
                                    P.O. Box 1035
                                    Wilmington, DE  19899
                                    (302) 656-2500

                                    Attorneys for Plaintiff

OF COUNSEL:

WOLF, HALDENSTEIN, ADLER
     FREEMAN & HJERZ, LLP
270 Madison Avenue
New York, New York 10016
(212) 545-4600